Exhibit 10.1 — Separation Agreement and Release dated November 30, 2004, between VantageMed Corporation and Richard M. Brooks.

 SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is entered into as of November 30, 2004 (the “Effective Date”) by and between, VantageMed Corporation, a Delaware corporation (the “Company”), and Richard M. Brooks (“Brooks”).

RECITALS

A. Brooks and the Company are parties to an Employment Agreement, dated August 9, 2002 (the “Employment Agreement”), pursuant to which Brooks was employed by the Company as its Chief Executive Officer.

B. Effective November 8, 2004, Mr. Brooks voluntarily resigned as Chief Executive Officer of the Company.

C. Brooks currently serves as the Chairman of the Board of Directors of VantageMed Corporation (the “Board”).

D. The Company and Brooks desire that Brooks continue to serve as the Chairman of the Board and assume other duties as described herein.

E.  It is the Company’s decision to provide Brooks with certain severance benefits (as described herein) that Brooks would not otherwise be entitled to receive upon the termination of his employment with the Company.

NOW THEREFORE, in consideration of the promises and the covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

AGREEMENT

1. Termination of Employment.  Brooks has tendered his resignation as the Company’s Chief Executive Officer, effective November 8, 2004 (the “Resignation Date”), which is documented by a letter in the form attached hereto as Exhibit A. The Company has accepted this resignation and, in response to any inquiries, the Company and Brooks will assert that Brooks resigned voluntarily as part of a planned transition of the Chief Executive Officer position to Steve Curd. The Company shall provide Brooks with a draft of any press release or public statement related to Brooks’ resignation as the Company’s Chief Executive Officer for Brooks’ review and approval, which approval shall be neither timely nor unreasonably withheld.

2. Membership on Board. Brooks shall remain Chairman of the Board and a director of the Company until his resignation, or his removal in accordance with the Company’s Certificate, Bylaws, and Delaware General Corporation Law.  Notwithstanding the foregoing, Brooks hereby agrees to resign from the Board within fifteen (15) days of any request to do so by a majority of the Board members (not including Brooks).  As a director of the Company, Brooks shall be entitled to full reimbursement for all pre-approved business expenses incurred as a Board member in accordance with Company policy, as well as being allowed to participate in any Board compensation plans that may be adopted by the Company, either now or in the future.

In addition to his regular duties as Chairman of the Board, Brooks shall continue to manage certain discrete projects for the Company that he was managing prior to the Resignation Date as directed by the Board and shall make himself available to address any transition issues that may arise with respect to the transition to Mr. Curd.

Brooks shall be reimbursed up to $500 per month in actual out-of-pocket expenses incurred in connection with his work for such projects.   All such reimbursements shall be made in accordance with the Company’s business expense reimbursement policy.

3. Severance Benefits.

In exchange for the release of claims set forth in paragraph 5 and 6, and subject to the effectiveness of this Section 3 as set forth in paragraph 6 hereof, Brooks shall receive the following severance benefits in lieu of any severance benefits provided in the Employment Agreement:

                a)             a severance payment equal to Brooks’ current annual salary, less applicable withholding, paid in accordance with the Company’s normal payroll schedule over the 12 month period beginning December 1, 2004.

                b)            all unexercised stock options granted to Brooks under the Employment Agreement shall vest and be exercisable on the Resignation Date.  The period of exercise for all options held by Brooks as of the Effective Date shall be 90 days from the longer of (i) 180 days after the Effective Date or (ii) termination or completion of the projects referred to in Section 2 above.  Except as provided above, all unexercised stock options shall continue to vest and be exercisable in accordance with the applicable option agreement and/or with the terms of the applicable stock option plan(s).

                c)             if Brooks is covered by the Company’s group health plan and he timely elects to continue such coverage pursuant to applicable law (COBRA), the Company shall pay the COBRA premiums for the period that Brooks is receiving the severance payments described in paragraph a) above, provided, however, that from and after the first date that Brooks first commences other employment or provides services as a consultant of other self-employed individual, the Company, at its option, may eliminate or otherwise reduce payment of such COBRA premiums to the extent Brooks receives health benefits from such other employment or self-employment.

4. Miscellaneous Benefits.

(a) On the Resignation Date, the Company shall pay Brooks all wages and unused but accrued vacation earned through that date.  Such payments shall be subject to applicable withholding.  In addition, the Company shall reimburse Brooks for all of his reimbursable business expenses incurred through the Resignation Date in accordance with the Company’s business expense reimbursement policy.  Brooks understands and acknowledges that he shall be entitled to no compensation or benefits from the Company other than those expressly set forth in this Agreement.

(b)  The Company shall continue to maintain Brooks’ VantageMed email account and will allow Brooks to remotely access his VantageMed email account. The Company shall also allow Brooks to keep at all times for both his business and personal use his Company-issued laptop computer and cellular telephone, subject to Brooks’ continuing obligation to protect the confidential and proprietary information of the Company.  Business expenses associated with laptop and cellular telephone use shall be included in the $500 monthly expense reimbursement allotment described in Section 2 above.  All benefits provided to Brooks under this paragraph 4(b) shall cease on the earlier of (i) the last day that Brooks serves as a member of the Company’s Board of Directors, or (ii) the date on which Brooks commences full-time employment with another company.

5.             Return of Company Property.  Except for the property retained by Brooks under Section 4(b) above, on the Resignation Date Brooks shall return to the Company any and all Company property then in his possession, except for any such property reasonably necessary for Brooks to continue to perform his duties as a director and manager of the projects as described in Section 2 above.  Any retained property shall be returned to the Company promptly at such time as Brooks is no longer a member of the Board of Directors.

6. Mutual General Release.

(a) In exchange for the mutual promises made herein and the benefits described in this Agreement, Brooks, on behalf of himself and his estate, heirs, executors and personal representatives, and the Company, on behalf of itself and its predecessors, successors, assigns, agents and, in each case, all persons acting by, through, under or in concert with any of them, hereby release and discharge fully, finally and forever one another and their respective estate, heirs, executors, personal representatives, employees, officers, directors, stockholders, predecessors, successors, assigns, agents, attorneys and accountants, and all persons acting by, through, under or in concert with any of them (individually and collectively, the “Released Parties”) from all claims, demands, obligations, losses, causes of action, in law or in equity, costs, expenses, suits, debts, liens, promises, damages, attorneys’ fees and liabilities of any nature whatsoever, known or unknown, fixed or contingent, whether based upon contract, tort or statute which they now have or may hereafter have against the Released Parties by reason of any and all acts, omissions, events or facts occurring or existing prior to the Effective Date including, but not limited to, the following: any alleged breach of the Employment Agreement, or any other agreement or policy to which the Company is a party; any alleged breach of any covenant of good faith and fair dealing, express or implied; any alleged torts or other alleged legal restrictions relating to Brooks’s employment and the termination thereof; and any alleged violation of any federal, state or local statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act, as amended; the Age Discrimination in Employment Act, as amended; the Americans With Disabilities Act, as amended; the Employee Retirement Income Security Act, as amended; the Older Workers Benefit Protection Act of 1990; the California Fair Employment and Housing Act, as amended; the California Labor Code, as amended; and/or any other local, state, or federal law governing discrimination in employment and/or the payment of wages and benefits, or any matters arising out of, or relating to, Brooks’s employment relationship with the Company (collectively, the “Released Matters”). Notwithstanding the foregoing, (a) the Released Matters shall not include, and nothing herein shall affect, any claim arising from or relating to any breach by a Released Party of the terms of this Agreement and (b) nothing in this Agreement shall release the Company from any of its indemnification obligations to Brooks pursuant to contract, the Company’s by-laws, or statutory or common law.

(b) The parties agree that they shall not in any way on their own behalf or for any other person or entity, cause, support or assist in the instigation, maintenance or pursuit of any action of any nature which has been, might have been or might be asserted by any person or entity against the Released Parties in connection with the Released Matters. This paragraph 6(b) may be pleaded as a complete defense to, and may be used as an injunction against bringing, any claims released hereunder.

(c) This Agreement is intended to cover all claims or possible claims arising out of or relating to the Released Matters, whether the same are known, unknown or hereafter discovered or ascertained. THE PARTIES HEREIN ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHTS THEY MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

7. Acknowledgment of Waiver of Claims under ADEA. Brooks acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that the waiver and release is knowing and voluntary. Brooks and the Company agree that the waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date. Brooks acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Brooks was already entitled. Brooks further acknowledges that he has been advised by the Company in writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has 21 days within which to consider  paragraph 6 of this Agreement; (c) he has seven days following his execution of this Agreement to revoke paragraph 5 of this Agreement (the “Revocation Period”); and (d) paragraphs 3 and 6 of this Agreement shall not be effective until the Revocation Period has expired (the “Effective Date”) and Brooks has not revoked those sections during the Revocation Period.  Brooks acknowledges and agrees that all other provisions of this Agreement shall remain in full force and effect notwithstanding any subsequent revocation of paragraph 6 by Brooks.

8. Confidential and Proprietary Information; Covenant Not to Compete; Non-Solicitation of Employees.  Brooks shall execute the Company’s standard form of proprietary information and inventions agreement as required by the Employment Agreement as of the date he first joined the Company’s Board of Directors.  Brooks acknowledges that he shall remain bound by the provisions of such agreement until such time as he is no longer serving as a director of the Company.  Brooks acknowledges that he is obligated to protect the confidential and proprietary information of the Company.

9. Indemnification; Representation. The Company confirms that Brooks shall continue to be entitled to indemnification pursuant to and upon the terms and conditions of the Company’s bylaws and the Indemnity Agreement (the “Indemnity Agreement”) by and between the Company and Brooks for actions, suits and proceedings by reason of the fact that he was an employee, officer and director of the Company upon the terms and subject to the conditions set forth therein. The Company shall continue Brooks as an insured under all applicable directors and officers liability insurance policies that have been purchased, or will be purchased, through the last day that Brooks serves as a member of the Company’s Board.

10. Severability. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or the enforceability of any other provision.

11. Right To Advice of Counsel. Brooks acknowledges that he has the right, and is encouraged, to consult with his lawyer; by his signature below Brooks acknowledges that he has consulted with his lawyer concerning this Agreement.

12. Non-Disparagement. Brooks and the Company agree to refrain from any disparagement, criticism, defamation, slander, or tortious interference with the contracts and relationships of one another. The Company further agrees to use its best efforts to cause its officers, directors and principal stockholders to refrain from any disparagement, criticism, defamation, slander, or tortious interference with the contracts and relationships of Brooks.

13.  Voluntary Agreement. Brooks represents that he has thoroughly read and considered all aspects of this Agreement, that he understands all of its provisions, and that he is voluntarily entering into this Agreement.

14. Entire Agreement. This Agreement, the agreements referenced herein (as may be modified hereby), the Company’s stock option plans and option agreements with Brooks, and any confidentiality or proprietary rights agreement between Brooks and the Company, together with all of the exhibits hereto and thereto, set forth the entire agreement between Brooks and the Company and supersede any and all prior oral or written agreements or understandings between Brooks and the Company concerning the subject matter hereof and thereof.

15. Amendment. This Agreement may not be altered, amended or modified except by a further written document signed by Brooks and an authorized representative of the Company.

16. Further Assurances. The parties agree to execute and deliver such further documents, certificates or agreements, and to perform such further actions as may be reasonably necessary to carry out the terms of this Agreement.

17. Remedies. The parties agree that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement by any party and that the non-breaching party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for such breach or threatened breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

18. Counterparts. This Agreement may be executed in two or more counterparts, which, when taken together, shall constitute the whole of the agreement between the parties hereto.

19. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California, without regard to conflicts of law principles of such state.

20. Legal Expenses. The prevailing party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies that such prevailing party may have, to reimbursement for expenses incurred by such prevailing party, including court costs and reasonable attorneys’ fees.

21. Arbitration. Should any dispute arise relating to the meaning, interpretation or application of this Agreement, such dispute shall be settled in Sacramento County, California, in accordance with the applicable rules of the America ASrbitration Association for settling employment and commercial disputes.

IN WITNESS WHEREOF, the parties execute this Separation Agreement and Release as of the dates written below.

DATE: November 30, 2004	VANTAGEMED CORPORATION

By: /s/ Philip D. Ranger
Philip D. Ranger
Chief Financial Officer

DATE: November 30, 2004	By: /s/ Richard M. Brooks
Richard M. Brooks, an individual

Exhibit A

Board of Directors

VantageMed Corporation

3017 Kilgore Road, Suite 195

Rancho Cordova, CA 95670

Gentlemen:

Effective immediately, I hereby resign as Chief Executive Officer of VantageMed Corporation.

Date: November 8, 2004	/s/ Richard M. Brooks
Richard M. Brooks